Exhibit 99.1

TEJON RANCH CO. ANNOUNCES THIRD QUARTER 2026

FINANCIAL RESULTS

TEJON RANCH, California - November 5, 2026 - Tejon Ranch Co. (NYSE: TRC), (“Tejon” or the “Company”), a diversified real estate, land and agribusiness company, today announced financial results for the third quarter ended September 30, 2026.

Third Quarter 2026 Financial Highlights

•

Net income attributable to common stockholders was $3.3 million ($0.12 per share basic and diluted), an increase of $1.6 million compared to income of $1.7 million, ($0.06 per share) in the third quarter of 2025.

•	Revenues and other income, including equity in earnings of unconsolidated joint ventures totaled $25.0 million, an increase of $10.3 million compared to $14.7 million in the third quarter of 2025.

•	Adjusted EBITDA, a non-GAAP measure, was $10.4 million, an increase of $5.1 million compared to $5.3 million in the third quarter of 2025.

•

Corporate expenses, excluding share-based compensation adjustments, decreased 39.8% in the third quarter compared to the same period last year. For the first nine months of 2026, corporate expenses, excluding share-based compensation adjustments and non-recurring costs in 2025, decreased 22.4% compared to the prior year.

Executive Summary

“We had a solid quarter. Revenue, net income and EBITDA all improved on a quarterly and year-to-date basis,” said Matthew Walker, President and Chief Executive Officer of Tejon Ranch Company. “I would like to note a few caveats. First, farming revenue includes $3.9 million of crop insurance proceeds and $2.6 million of price adjustments on last year’s pistachio crop. Both were unusually large. Second, warmer spring weather accelerated the wine grape harvest, shifting sales into the third quarter, while also adversely affecting almond development and resulting in lower kernel weights. In addition, our year-to-date earnings benefited from the absence of certain non-recurring costs incurred last year and an industrial land sale this year. However, setting those aside, our individual operating segments generated steady growth over the same quarter last year.

“Big picture, we are implementing a plan to create sustainable earnings growth. This means pursuing opportunities which surpass our hurdles, carefully committing capital expenditures based on available cash, and driving performance from activities which generate a high return on our invested capital across our 270,000 acres. Some aspects of our implementation are already evident, like our industrial joint venture with Dedeaux Properties, or our progress in leasing up Terra Vista. Other initiatives will be announced as they occur. Nonetheless, our clear and unambiguous goal is to unlock with urgency the substantial value of our land and water assets for our shareholders.”

Commercial/Industrial Real Estate Update

•

Commercial/industrial segment performance remained stable during the third quarter of 2026, with revenues of $3.2 million and segment operating income, including earnings from unconsolidated joint ventures, of $4.0 million, both generally consistent with the prior-year period.

•	Leasing and occupancy as of September 30, 2026:

•	The TRCC industrial portfolio, through the Company’s joint venture partnerships, consists of 2.8 million square feet of gross leasable area (GLA) and remains 100% leased.

•	The TRCC commercial portfolio, wholly owned and through joint venture partnerships, consists of approximately 584,000 square feet of GLA and is 95% leased.

•	Occupancy at the Outlets at Tejon was 92% as of September 30, 2026.

•

Construction continues on Building 1B at TRCC through the Company’s joint venture with Dedeaux Properties, in which the Company holds a 60% economic interest. The approximately 510,500-square-foot Class A industrial building is expected to receive its certificate of occupancy in the first quarter of 2027.

•

The opening of Hard Rock Casino Tejon and continued leasing at Terra Vista are contributing to increased commercial activity at TRCC. The Tejon Indian Tribe and Hard Rock International recently broke ground on Phase II of the casino development, which will include a 406-room hotel, a 2,800-seat entertainment venue, additional gaming space, restaurants, and resort amenities. The expansion is expected to further strengthen the area as a regional destination and support additional commercial activity at TRCC.

Farming Highlights

•

Farming segment revenues increased to $12.6 million in the third quarter of 2026, compared to $4.3 million in the prior-year period, primarily reflecting higher crop sales, $2.6 million of pricing adjustments related to prior-year pistachio sales, and $3.9 million of crop insurance proceeds.

•	The segment generated operating income of $1.4 million during the quarter, compared to an operating loss of $1.0 million in the prior-year period.

•

For the nine months ended September 30, 2026, farming revenues increased to $14.3 million, compared to $6.5 million in the prior-year period, while the segment’s operating loss narrowed to $0.2 million from $2.9 million.

•

The increase was primarily attributable to pistachio revenues, including prior-year pricing adjustments and crop insurance proceeds, and higher wine grape revenues due to timing of harvest compared to prior-year period, partially offset by a $387,000, or 11.3%, decrease in almond revenues due to lower sales of almond carryover crop.

•	The Company completed the planting of an additional 150 acres of olives in 2026, bringing total olive acreage to approximately 300 acres as part of its crop diversification strategy.

Mineral Resources Highlights

•

Mineral resources segment revenues increased 24.9% to $4.0 million in the third quarter of 2026, compared to $3.2 million in the prior-year period, primarily driven by higher rock and aggregate royalties and water sales. Segment operating income increased 57.5% to $1.7 million, compared to $1.1 million in the prior-year period.

•

For the nine months ended September 30, 2026, segment revenues increased 27.6% to $9.3 million, compared to $7.3 million in the prior-year period, while segment operating income increased 57.8% to $3.6 million.

•	Royalty revenues from rock and aggregate, cement, and oil and gas operations, together with water sales, continued to contribute to the segment’s financial performance.

•

During the quarter, National Cement exercised its option to extend the lease term an additional 20 years, through 2047. The extension reinforces the long-term value of our land assets and supports our strategy of generating recurring revenue from our landholdings.

Liquidity and Capital Resources

As of September 30, 2026, total capital, including debt, was $591.3 million. The Company had total liquidity of approximately $74.4 million, consisting of cash and securities totaling approximately $8.8 million and $65.6 million available on its line of credit.

2026 Outlook:

The Tejon Ranch Commerce Center remains the Company’s primary mixed-use development platform, with the new industrial Building 1B on track for an early 2027 delivery. The Company expects to continue to pursue commercial and industrial development both directly and through joint ventures, including opportunistic land sales. The Company continues to advance its proposed residential communities. Across the Ranch, the Company’s recurring revenue streams continue to perform, and management remains focused on leveraging the full breadth of its landholdings to drive value.

Net income will continue to fluctuate based on the timing of land sales, leasing activity, agricultural results, and commodity prices. In farming, the Company has substantially completed its 2026 harvest, with reported results benefiting from prior-year pistachio pricing adjustments and crop insurance proceeds. Water market conditions remain influenced by higher State Water Project allocations in 2026 and the potential for increased precipitation in 2027. The Company continues to evaluate opportunities to execute water sales when market conditions are favorable.

Earnings Conference Call Information

The Company will host a conference call to discuss its third quarter 2026 financial results:

•	Date: Thursday, November 5, 2026

•	Time: 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time

•	Dial-In: (844) 826-3035 (U.S.) or +1 (412) 317-5195 (International)

•	Conference Call Playback: (844) 512-2921 (U.S.) or +1 (412) 317-6671 (International) Passcode: 10212992

The full playback can be accessed through Thursday, December 3, 2026.

About Tejon Ranch Co.

Tejon Ranch Co. (NYSE: TRC) is a California-based company whose 270,000-acre landholding in Los Angeles and Kern Counties supports a diversified portfolio of real estate and land-based businesses. Strategically located 60 miles north of downtown Los Angeles at its southern boundary and to an area approximately 15 miles southeast of Bakersfield at its northern boundary, the Company’s operations include the development and operation of commercial and industrial real estate, master-planned communities, as well as farming, grazing and game management. Tejon Ranch Co. also generates revenue through ground leases, royalty agreements, and rights-of-way easements supporting infrastructure, energy, telecommunications and utility uses. For more information, please visit www.tejonranch.com.

Forward-Looking Statements:

This release contains forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact are forward-looking statements. These statements include, among others, statements regarding the Company’s business plans, strategies, prospects, objectives, future operating results, financial condition, capital allocation, cost structure, development and entitlement timelines, partnerships, and other future events or circumstances.

Forward-looking statements reflect the Company’s current expectations and beliefs and are not guarantees of future performance. These statements speak only as of the date of this release. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “may,” “will,” “could,” “should,” “would,” “likely,” and similar expressions are intended to identify forward-looking statements.

These statements are based on current assumptions and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual results to differ materially from those expressed or implied. These risks and uncertainties include, among others, market, economic, geopolitical, and weather conditions; the availability and cost of financing; competition; commodity prices and agricultural yields; the ability to obtain and maintain governmental entitlements and permits; the timing and outcome of regulatory and litigation matters; demand for commercial, industrial, residential, and retail real estate; and other risks inherent in the Company’s real estate and agricultural operations.

There can be no assurance that actual results will not differ materially from these forward-looking statements. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements. Investors are cautioned not to place undue reliance on these statements. For additional information regarding risks and uncertainties, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and subsequent filings with the U.S. Securities and Exchange Commission.

(Financial tables follow)

TEJON RANCH CO. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

($ in thousands, except per share amounts)

	September 30, 2026 (unaudited)	December 31, 2025
ASSETS
Current Assets:
Cash and cash equivalents	$2,605	$9,524
Marketable securities - available-for-sale	6,187	15,370
Accounts receivable	14,509	9,389
Inventories	5,768	3,347
Prepaid expenses and other current assets	1,128	1,632

Total current assets	30,197	39,262
Real estate and improvements - held for lease, net	79,232	79,177
Real estate development (includes $132,227 at September 30, 2026 and $128,549 at December 31, 2025, attributable to CFL)	366,853	356,567
Property and equipment, net	60,847	59,311
Investments in unconsolidated joint ventures	42,941	29,986
Net investment in water assets	64,366	62,593
Other assets	2,902	3,573

TOTAL ASSETS	$647,338	$630,469

LIABILITIES AND EQUITY
Current Liabilities:
Trade accounts payable	$7,462	$5,240
Accrued liabilities and other	4,635	2,188
Deferred income	3,384	2,062
Income taxes payable	847	—

Total current liabilities	16,328	9,490
Revolving line of credit	94,442	93,942
Long-term deferred gains	13,934	10,935
Deferred tax liability	9,834	9,849
Other liabilities	15,951	15,697

Total liabilities	150,489	139,913
Commitments and contingencies
Equity:
Tejon Ranch Co. stockholders’ equity
Common stock, $0.50 par value per share:
Authorized shares - 50,000,000
Issued and outstanding shares - 27,021,444 at September 30, 2026 and 26,916,837 at December 31, 2025	13,510	13,460
Additional paid-in capital	350,444	350,242
Accumulated other comprehensive loss	(218)	(177)
Retained earnings	117,759	111,673

Total Tejon Ranch Co. stockholders’ equity	481,495	475,198
Non-controlling interest	15,354	15,358

Total equity	496,849	490,556

TOTAL LIABILITIES AND EQUITY	$647,338	$630,469

TEJON RANCH CO. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues:
Real estate - Commercial/Industrial	$3,244	$2,943	$15,669	$10,789
Multifamily	924	181	2,477	196
Mineral resources	3,963	3,172	9,285	7,277
Farming	12,628	4,335	14,273	6,498
Ranch operations	1,853	1,338	4,670	3,725

Total revenues	22,612	11,969	46,374	28,485
Costs and expenses:
Real estate - Commercial/Industrial	1,527	1,498	9,417	6,369
Multifamily	1,227	650	3,279	1,162
Real estate - Resort/Residential	427	318	1,146	1,008
Mineral resources	2,308	2,121	5,686	4,996
Farming	11,184	5,362	14,459	9,407
Ranch operations	1,324	1,176	3,830	3,784
Corporate expenses	2,242	2,868	6,967	12,004

Total costs and expenses	20,239	13,993	44,784	38,730

Operating income (loss)	2,373	(2,024)	1,590	(10,245)
Other income:
Investment income	97	177	350	749
Other loss, net	(67)	(9)	(241)	(89)

Total other income, net	30	168	109	660

Income (loss) before equity in earnings of unconsolidated joint ventures and income tax expense (benefit)	2,403	(1,856)	1,699	(9,585)
Equity in earnings of unconsolidated joint ventures, net	2,332	2,555	6,722	6,268

Income (loss) before income tax expense (benefit)	4,735	699	8,421	(3,317)
Income tax expense (benefit)	1,437	(972)	2,339	(1,809)

Net income (loss)	3,298	1,671	6,082	(1,508)
Net (loss) income attributable to non-controlling interest	(2)	1	(4)	(2)

Net income (loss) attributable to common stockholders	$3,300	$1,670	$6,086	$(1,506)

Net income (loss) per share attributable to common stockholders, basic	$0.12	$0.06	$0.23	$(0.06)

Net income (loss) per share attributable to common stockholders, diluted	$0.12	$0.06	$0.22	$(0.06)

Tejon Ranch Co. provides Adjusted EBITDA, a non-GAAP financial measure, because it offers additional information for monitoring the Company’s cash flow performance. A table providing a reconciliation of Adjusted EBITDA to its most comparable GAAP measure, as well as an explanation of, and important disclosures about, this non-GAAP measure, is included in the tables at the end of this press release.

Non-GAAP Financial Measures

This press release includes references to the Company’s non-GAAP financial measures “EBITDA”, and Adjusted EBITDA. EBITDA represents the Company’s share of consolidated net income in accordance with U.S. generally accepted accounting principles (“GAAP”), before interest, taxes, depreciation, and amortization, plus the allocable portion of EBITDA of unconsolidated joint ventures accounted for under the equity method of accounting based upon economic ownership interest, and all determined on a consistent basis in accordance with GAAP. EBITDA is a non-GAAP financial measure and is used by the Company and others as a supplemental measure of performance. Tejon Ranch also uses Adjusted EBITDA to assess the performance of the Company’s core operations, for financial and operational decision making, and as a supplemental or additional means of evaluating period-to-period comparisons on a consistent basis. Adjusted EBITDA is calculated as EBITDA, excluding stock compensation expense and certain identified non-recurring items that are not indicative of our ongoing operations or that may obscure our underlying results and trends. The Company believes EBITDA and Adjusted EBITDA provide investors relevant and useful information, when reconciled to their most comparable GAAP financial measure, because they permit investors to view income from operations on an unlevered basis before the effects of taxes, depreciation and amortization, and stock compensation expense. By excluding interest expense and income, EBITDA and Adjusted EBITDA allow investors to measure the Company’s performance independent of its capital structure and indebtedness and, therefore, allow for a more meaningful comparison of the Company’s performance to that of other companies, both in the real estate industry and in other industries. The Company believes that excluding charges related to share-based compensation facilitates a comparison of its operations across periods and among other companies without the variances caused by different valuation methodologies, the volatility of the expense (which depends on market forces outside the Company’s control), and the assumptions and the variety of award types that a company can use. In addition, the Company excludes certain items impacting comparability, such as shareholder activism advisory costs and legal expenses associated with the Centennial litigation, to provide investors with a clearer understanding of the Company’s core operating performance across periods. EBITDA and Adjusted EBITDA have limitations as measures of the Company’s performance. EBITDA and Adjusted EBITDA do not reflect Tejon Ranch’s historical cash expenditures or future cash requirements for capital expenditures or contractual commitments. While EBITDA and Adjusted EBITDA are relevant and widely used measures of performance, they do not represent net income or cash flows from operations as defined by GAAP, and they should not be considered as alternatives to those indicators in evaluating performance or liquidity. Further, the Company’s computation of EBITDA and Adjusted EBITDA may not be comparable to similar measures reported by other companies.

Adjusted Farming EBITDA before fixed water obligations is not a measure of financial performance prepared in accordance with GAAP and should not be considered in isolation or as a substitute for net income, operating income, or other performance measures prepared in accordance with GAAP. The Company defines Adjusted Farming EBITDA before fixed water obligations as net income (loss) before interest, taxes, depreciation, and amortization, further adjusted to exclude non-recurring items such as gains or losses on asset sales, impairments, share-based compensation, and other non-cash charges, and before deducting the Company’s fixed water obligations. Management uses this measure to evaluate the core operating performance of its farming operations and to facilitate period-to-period comparisons by isolating the impact of variable farming costs from the fixed water infrastructure costs. The Company believes this measure provides investors with additional insight into the underlying cash flow potential of its agricultural operations. A reconciliation of Adjusted Farming EBITDA before fixed water obligations to the most directly comparable GAAP measure, Operating loss from farming, is provided below.

TEJON RANCH CO.

Non-GAAP Financial Measures

(Unaudited)

	Three Months Ended September 30,
($ in thousands)	2026	2025
Net income	$3,298	$1,671
Net (loss) income attributable to non-controlling interest	(2)	1
Interest, net
Consolidated	(97)	(177)
Our share of interest expense from unconsolidated joint ventures	1,414	1,539

Total interest, net	1,317	1,362
Income tax expense	1,437	(972)
Depreciation and amortization:
Consolidated	2,128	1,690
Our share of depreciation and amortization from unconsolidated joint ventures	1,687	1,666

Total depreciation and amortization	3,815	3,356

EBITDA	9,869	5,416
Stock compensation expense	527	(133)

Adjusted EBITDA	$10,396	$5,283

	Nine Months Ended September 30,		TTM* Ended September 30,
($ in thousands)	2026	2025	2026	2025
Net income (loss)	$6,082	$(1,508)	$7,661	$2,974
Net loss attributable to non-controlling interest	(4)	(2)	(6)	(3)
Interest, net
Consolidated	(350)	(749)	(515)	(1,179)
Our share of interest expense from unconsolidated joint ventures	4,241	4,473	5,561	6,013

Total interest, net	3,891	3,724	5,046	4,834
Income tax provision (benefit)	2,339	(1,809)	5,236	(547)
Depreciation and amortization:
Consolidated	4,992	3,800	7,206	5,548
Our share of depreciation and amortization from unconsolidated joint ventures	5,021	5,098	6,913	6,862

Total depreciation and amortization	10,013	8,898	14,119	12,410

EBITDA	22,329	9,307	32,068	19,674
Stock compensation expense	1,243	1,157	1,793	1,253
Items impacting comparability:
Shareholder activism expense	—	3,399	—	3,399
Centennial litigation expense	—		1,100	—

Adjusted EBITDA	$23,572	$13,863	$34,961	$24,326

*	Trailing Twelve Month (TTM)

Reconciliation of Net Income to Adjusted TTM EBITDA

	TTM EBITDA Ended September 30, 2026
($ in thousands)	Commercial Real Estate	Multifamily	Farming	Mineral Resources	Ranch Operations	Residential Real Estate	Corporate	Tejon PRS of UJV	Grand Total
Net income (loss)	$8,835	(1,381)	$2,610	$4,147	$1,117	$(2,415)	$(14,068)	$8,816	$7,661
Net income attributed to non-controlling interest	—	—	—	—	—	—	—	(6)	(6)
Interest, net
Consolidated interest income	—	—	—	—	—	—	(515)	—	(515)
Our share of interest expense from unconsolidated joint ventures	—	—	—	—	—	—	—	5,561	5,561

Total interest, net	—	—	—	—	—	—	(515)	5,561	5,046
Income tax expense	—	—	—	—	—	—	5,236	—	5,236
Depreciation and amortization
Consolidated	474	2,086	2,535	1,375	358	26	352	—	7,206
Our share of depreciation and amortization from unconsolidated joint ventures	—	—	—	—	—	—	—	6,913	6,913

Total depreciation and amortization	474	2,086	2,535	1,375	358	26	352	6,913	14,119

EBITDA	9,309	705	5,145	5,522	1,475	(2,389)	(8,995)	21,296	32,068
Stock compensation expense	48	—	20	5	15	106	1,599	—	1,793
Items impacting comparability:
Other [1]	—	—	—	—	—	—	1,100	—	1,100

Adjusted EBITDA	$9,357	$705	$5,165	$5,527	$1,490	$(2,283)	$(6,296)	$21,296	$34,961

[1]	Represents legal expenses associated with the Centennial litigation attributable to opposing counsel.

Quarterly information is not indicative of full year results due to seasonality.

	TTM EBITDA Ended September 30, 2025
($ in thousands)	Commercial Real Estate	Multifamily	Farming	Mineral Resources	Ranch Operations	Residential Real Estate	Corporate	Tejon PRS of UJV	Grand Total
Net income (loss)	$6,379	(775)	$(1,378)	$2,799	$465	$(1,307)	$(12,747)	$9,538	$2,974
Net income attributed to non-controlling interest	—	—	—	—	—	—	(3)	—	(3)
Interest, net
Consolidated interest income	—	—	—	—	—	—	(1,179)	—	(1,179)
Our share of interest expense from unconsolidated joint	—	—	—	—	—	—	—	6,013	6,013

Total interest, net	—	—	—	—	—	—	(1,179)	6,013	4,834
Income tax expense	—	—	—	—	—	—	(547)	—	(547)
Depreciation and amortization
Consolidated	423	422	2,551	1,375	383	39	355	—	5,548
Our share of depreciation and amortization from unconsolidated joint ventures	—	—	—	—	—	—	—	6,862	6,862

Total depreciation and amortization	423	422	2,551	1,375	383	39	355	6,862	12,410

EBITDA	6,802	(353)	1,173	4,174	848	(1,268)	(14,115)	22,413	19,674
Stock compensation expense	111	—	139	49	30	428	496	—	1,253
Items impacting comparability:
Other [1]	—	—	—	—	—	—	3,399	—	3,399

Adjusted EBITDA	$6,913	$(353)	$1,312	$4,223	$878	$(840)	$(10,220)	$22,413	$24,326

[1]	Represents shareholder activism expense

Quarterly information is not indicative of full year results due to seasonality.

Reconciliation of Adjusted Farming EBITDA before Fixed Water Obligations

(Unaudited)

The Company evaluates the performance of its farming operations using Adjusted Farming EBITDA before fixed water obligations, a non-GAAP financial measure. Management believes this measure provides a meaningful representation of the underlying profitability and cash flow potential of its agricultural operations by excluding both non-operating items and the fixed water obligation, which represents a non-controllable infrastructure cost incurred regardless of the level of farming activity in this segment.

The fixed water obligations reflect the Company’s allocated share of infrastructure and financing costs associated with the transmission and delivery of water to the Company’s property. These obligations primarily consist of annual assessments levied to repay bonds issued by the State of California to finance the construction and on-going maintenance of the State Water Project system and local water districts’ water systems. The landowners who hold water rights, including the Company, are responsible for repaying these bonds through fixed annual payments.

Unlike variable water costs which are included in farming expenses, management views the fixed water obligation as an infrastructure cost that supports long-term access to water resources, rather than an essential operating cost of farming. Accordingly, Adjusted Farming EBITDA before fixed water obligations allows management and investors to evaluate the operating performance of the Company’s farming segment independent of the fixed costs associated with water infrastructure.

($ in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Farming Segment
Farming revenues	$12,628	$4,335	$14,273	$6,498
Farming expenses	11,184	5,362	14,459	9,407

Operating income (loss) from farming	1,444	(1,027)	(186)	(2,909)
Depreciation	983	768	1,569	1,447
Stock compensation expense	18	28	(21)	99

Adjusted Farming EBITDA	2,445	(231)	1,362	(1,363)
Fixed Water Obligations	134	656	1,905	2,172

Adjusted Farming EBITDA before Fixed Water Obligations	$2,579	$425	$3,267	$809

Earnings Per Share (EPS) and Share Data

(Unaudited)

	Three Months Ended
	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Basic earnings per share	$0.12	$0.10	$0.01	$0.06	$0.06
Diluted earnings per share	$0.12	$0.10	$0.01	$0.06	$0.06
Book value per common share	$17.82	$17.68	$17.58	$17.65	$17.60
Period-end share price	$16.22	$18.70	$18.84	$15.77	$15.98
Weighted average shares	27,020,385	27,004,319	26,937,124	26,907,329	26,890,979
Weighted average diluted shares	27,072,106	27,069,691	27,014,799	26,965,558	26,939,860
Outstanding shares	27,021,444	27,004,897	26,992,645	26,916,837	26,893,955

Contacts

Tejon Ranch Co.

Nicholas Ortiz

Senior Vice President, Corporate Communications & Public Affairs

661-663-4212

IR@tejonranch.com